SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) May 30, 1996.


                                Tosco Corporation
               (Exact name of registrant as specified in charter)


   Nevada                  1-7910                  95-1865716
(State or other        (Commission               (IRS Employer
jurisdiction of         File Number)             Identification
incorporation)                                   No.)


72 Cummings Point Road, Stamford, CT             06902
- --------------------------------------------------------------
(Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code  203-977-1000
- ---------------------------------------------------------------------
(Former name or former address, if changed since last report.)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          Financial Statements

     On June 12, 1996, Tosco Corporation ("Tosco") filed its Current Report on Form 8-K reporting the May 30, 1996 acquisition of The Circle K Corporation pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), by and among Tosco, The Circle K Corporation ("Circle K") and Tosco Acquisition Sub, Inc., a wholly-owned subsidiary of Tosco ("Acquisition Sub"). Pursuant to the Merger Agreement. Acquisition Sub was merged into Circle K and Circle K became a wholly-owned subsidiary of Tosco.

     The audited financial statements of Circle K specified in Rules 3-01 and 3-02 of Regulation S-X are attached hereto.

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
                          INDEX OF FINANCIAL STATEMENTS

                    CONSOLIDATED FINANCIAL STATEMENTS:              PAGE

     Report of independent public accountants                         2

     Consolidated balance sheets as of April 30, 1996 and 1995        3

     Consolidated statements of income for the years ended April      5
     30, 1996 and 1995; and for the period from July 27, 1993
     (date of inception) to April 30, 1994; and predecessor statement for the period from May 1, 1993 to July 26, 1993

      Consolidated statements of stockholders' equity for the years   6
      ended April 30, 1996 and 1995; and for the period from July 27, 1993 (date of inception) to April 30, 1994; and predecessor statement for the period from May 1, 1993 to July 26, 1993

      Consolidated statements of cash flows for the years ended April 7 30, 1996 and 1995; and for the period from July 27, 1993
      (date of inception) to April 30, 1994; and predecessor statement for the period from May 1, 1993 to July 26, 1993

     Notes to consolidated financial statements                        8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     To the Board of Directors and Stockholders of The Circle K Corporation

     We have audited the accompanying consolidated balance sheets of The Circle K Corporation and subsidiaries (the "Company") as of April 30, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended April 30, 1996 and 1995 and for the period from July 27, 1993 (date of inception) to April 30, 1994. We have also audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of the Company's predecessor and its subsidiaries (the "Predecessor") for the period from May 1, 1993 to July 26, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     On July 26, 1993, the Company acquired the Predecessor. As more fully described in Note 2 to the financial statements, the acquisition was accounted for as a purchase, and a new basis of accounting was established by allocating the purchase price to the assets acquired and the liabilities assumed. The consolidated financial statements of the Company are presented on the new basis, and accordingly, are not comparable to those of the predecessor.

     On May 30, 1996, the Company was acquired and merged into Tosco Corporation ("Tosco"). As of that date, the Company became a wholly-owned subsidiary of Tosco (see Note 2 to the financial statements).

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Circle K Corporation and subsidiaries as of April 30, 1996 and 1995 and the consolidated results of their operations and their cash flows for the years ended April 30, 1996 and 1995 for the period from July 27, 1993 to April 30, 1994 and the consolidated results of operations and cash flows of the Predecessor for the period from May 1, 1993 to July 26, 1993 in conformity with generally accepted accounting principles.

                             Coopers & Lybrand L.L.P

Phoenix, Arizona
May 30,  1996

                   THE CIRCLE K CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                    April 30,
                                              ---------------------
                                              1996            1995
Assets
Current assets:
  Cash and cash equivalents                 $   39,473      $   68,575
  Receivables                                   51,118          36,432
  Inventories                                  159,305         138,042
  Prepaid expenses and other current assets     18,351          20,127
  Deferred tax asset                            23,686          16,090
                                             ---------       ---------

     Total curent assets                       291,933         279,266

Property and equipment, net                    614,641         576,840

Intangibles (principally trade name),
   net of accumulated amortization of
   $9,444 and $5,841                           117,055         118,608
Other assets                                    74,236          44,284
                                             ---------         -------
     Total assets                          $ 1,097,865     $ 1,018,998
                                           ===========     ===========

                   THE CIRCLE K CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS (cont.)
                       (in thousands, except share data)

                                                                April 30,
                                                         -----------------------
                                                         1996               1995

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                       $  166,734        $  150,112
  Accrued liabilities                                       134,934           124,036
  Money orders sold                                          35,968            34,687
  Current maturities of long-term obligations                27,520            22,571
                                                          ---------         ---------

     Total current liabilities                              365,156           331,406

Long-term obligations                                       197,814           177,487
Other liabilities                                           221,557           247,288
                                                          ---------          --------
     Total liabilities                                      784,527           756,181

Stockholders' equity;
  Common stock: par value $.01 per share
    authorized 150,000,000 shares; issued and
    outstanding 25,646,153 and 24,224,059
    shares, respectively                                        256               242
  Additional paid-in capital                                260,362           235,763
  Retained earnings                                          64,538            26,812
  Treasury stock                                            (11,818)               -
                                                           --------           --------
     Total stockholders' equity                             313,338           262,817
                                                           --------           -------
       Total liabilities and stockholders' equity       $ 1,097,865       $ 1,018,998
                                                        ===========       ===========

                   THE CIRCLE K CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                       (in thousands, except share data)

                                                                     The Company                       Predecessor
                                                         --------------------------------------        ------------
                                                                                    Period from        Period from
                                                         Year Ended April 30,       July 27, 1993      May 1, 1993
                                                      -------------------------     to April 30,       to July 26,
                                                        1996            1995        1994               1993
                                                      ----------     ----------     -------------      -----------
Revenues:
   Sales                                              $ 3,507,255    $ 3,513,379    $  2,478,753       $   794,034
   Other                                                   55,481         48,347          36,843             10,430
                                                       ----------      ---------       ---------            -------
     Gross revenues                                     3,562,736      3,561,726       2,515,596            804,464
                                                       ----------      ---------       ---------            -------
Cost of sales and operating expenses:
  Cost of sales                                         2,763,929      2,775,729       1,944,146            620,561
  Operating and administrative                            630,215        649,509         483,116            148,879
  Depreciation and amortization                            75,577         63,810          41,653             12,986
  Non-recurring charge                                      1,950          --               --                 --
                                                       ----------      ---------       ---------           --------
     Total cost of sales and operating expenses         3,471,671      3,489,048       2,468,915            782,426
                                                       ----------      ---------       ---------           --------
     Operating income                                      91,065         72,678          46,681             22,038

Interest expense                                          (25,984)       (33,918)        (25,917)            (5,434)
Reorganization items                                         --             --              --               (3,800)
                                                       ----------      ---------    ------------          ----------
Income from continuing operations
  before income taxes                                      65,081         38,760          20,764             12,804
Income taxes                                              (27,355)       (16,077)         (9,479)              (207)
                                                      -----------      ---------     -----------          ----------
Income from continuing operations                          37,726         22,683          11,285             12,597
Discontinued operations (net of tax)                        --               280             611                199
                                                      -----------      ---------     -----------          ---------
Income before extraordinary item                           37,726         22,963          11,896             12,796
Extraordinary loss (net of tax)                             --            (4,299)         (3,748)              --
                                                      -----------      ---------     -----------          ---------
Net income                                            $    37,726      $  18,664     $     8,148          $  12,796
                                                      ===========      =========     ===========          =========
Income (loss) per common share:
  Income from continuing operations                   $      1.46      $    1.18     $      0.61          $      --
  Discontinued operations                                     --            0.01            0.03                 --
  Extraordinary item                                          --           (0.22)          (0.20)                --
                                                      -----------     ----------     -----------           --------
Net income per share                                  $      1.46      $    0.97     $      0.44           $     --
                                                      ===========     ==========     ===========           ========
Weighted average common shares and
  common share equivalents outstanding                $25,800,248    $ 19,18,064     $ 18,527,046               N/A
                                                      =========== =========== ============ =========

                   THE CIRCLE K CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENS OF STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                                                                 Treasury Stock
                                   Series B     Common Stock Issued    Additional  Retained          (at cost)
                                   Preferred    -------------------    Paid-in     Earnings      ----------------
                                   Stock        Shares      Amount     Capital    (Deficit)      Shares    Amount       Total
                                   ---------    ------------ -------   ----------- --------      ------    ------       -----

Predecessor

Balance at April 30, 1993          $50,000     52,166,219  $  52,166   $192,040   $(1,206,563)  6,838,690  $  (78,628)  $ (990,985)
  Net income                                         --                                12,796       --                      12,796
                                   -------      ---------  ---------   --------   -----------   ---------  ----------    ---------
Balance at July 26, 1993
  (pre-acquisition)                 50,000     52,166,219     52,166    192,040    (1,193,767)  6,838,690     (78,628)    (978,189)
  Cancellation of Predecessor
    equity                          50,000    (52,166,219)   (52,166)  (192,040)    1,193,767  (6,838,690)     78,628      978,189
                                   -------     ----------    -------   --------    ----------  -----------     -------    --------
Balane at July 26, 1993
  (post-acquisition)               $   -            -       $    -     $   -      $    -            -       $    -       $    -
                                   =======    ===========   =========  =========  ===========   ==========  ==========   ==========
The Company

Balance at July 27, 1993
  (inception)                      $   -            -       $    -     $   -      $    -            -       $     -      $    -
  Sale of common stock                 -       17,675,204         10    140,190        -            -             -        140,200
  Net income                           -            -            -         -            8,148       -             -          8,148
                                   --------    ----------   ---------   --------   -----------    --------   ---------    ---------
Balance at April 30, 1994              -       17,675,204         10    140,190         8,148       -             -        148,348
  Sale of common stock                 -        6,548,855         65     95,740         -           -             -         95,805
  Stock split                          -            -            167       (167)        -           -             -            -
  Net income                           -            -             -          -         18,664       -             -         18,664
                                   --------    -----------   ---------  --------   ------------   --------   ---------    --------
Balance at April 30, 1995              -       24,224,059        242    235,763        26,812       -             -        262,817
  Incentive stock and stock
    ownership plans transactions       -        1,422,094         14     24,599         -          393,106     (11,818)     12,795
  Net inome                            -            -             -          -         37,726        -             -        37,726
                                   -------    -----------    --------   --------   ------------   --------   ----------   --------
Balance at April 30, 1996         $    -       25,646,153    $   256   $260,362    $   64,538      393,106   $ (11,818)  $ 313,338
                                  ========   ============   =========  =========   ============   ========   ==========  ==========


                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                                               Predecessor
                                                                   The Company                                 --------------
                                                         -----------------------------    Period from          Period from
                                                                                        July 27, 1993          May 1, 1993
                                                         Year Ended April 30,              to April 30,        to July 26,
                                                          1996          1995                  1994                1993
                                                         ------       -------            ---------------       ------------

Cash flows from operating activities;
        Net income                                        $ 37,726      $ 18,664               $ 8,148                $  12,796
        Adjustments to reconcile net income to cash
           provided by operating activities:
             Depreciation and amortization                  75,577        63,810                41,653                   12,986
             Deferred income taxes                            (76)         1,647                (3,751)                    -
             Extraordinary loss (net of tax)                   -           4,299                 3,748                     -
             Net change in assets and liabilities:
                  Receivables                              (8,019)         3,880                 7,315                     (417)
                  Inventories                             (26,914)        (7,231)               12,534                   (7,342)
                  Prepaid expenses or other
                       current assets                       9,027          4,100              (12,464)                    4,026
                  Accounts payable                         (9,846)        26,659               17,724                     2,062
                  Accrued liabilities                     (10,870)       (26,843)             (10,832)                    9,813
                  Money orders sold                         1,281          5,552                9,608                    (2,787)
                  Other assets and liabilities            (20,820)        (2,668)              10,849                   (29,530)
                                                        ----------      -----------          ---------                 ---------
                    Net cash provided by
                        operating activities               47,066         91,869               84,532                     1,607
                                                        ==========       ==========           =========                ==========
Cash flows from investing activities:
        Purchases of property and equipment             (112,933)        (74,304)            (62,541)                   (2,071)
        Proceeds from sale of assets                       7,530          48,400              43,184                     4,014
        Acquisition of Predecessor, net of cash acquired     -               -               (37,628)                     -
        Acquisition of stores                                -           (24,643)            (10,000)                     -
        Other                                               1,222         (10,610)               -                        (551)
                                                        -----------      -----------          ----------                ---------
        Net cash provided (used) by investing activities  (104,181)       (61,157)           (66,985)                    1,392
                                                         ===========     ===========         ============                =========
Cash flows from financing activities:
        Proceeds from issuance of stock                      1,611         95,805             140,200                       -
        Repayments of short-term obligations                  -              -                (50,000)                      -
        Proceeds from revolving credit commitments          73,000        297,000                 -                         -
        Repayments of revolving credit commitments         (39,000)      (297,000)                -                         -
        Proceeds from long-term obligations                   -            20,561                 -                         -
        Repayments of long-term obligations               (30,742)       (108,967)            (63,815)                   (4,169)
        Payment of acquisition costs                          -             -                    -                      (49,179)
        Increase in book overdrafts                        27,142           -                    -                         -
        Other                                              (3,998)         (8,768)             (4,700)                     -
                                                        -----------       ---------          -----------                 ---------
          Net cash provided (used) by financing activities 28,013          (1,369)             21,685                   (53,348)
                                                        ===========       =========          ===========                ==========
Net increase (decrease) in cash and cash equivalents      (29,102)         29,343              39,232                   (50,349)

Cash and cash equivalents, beginning of period             68,575          39,232                -                      152,552
                                                         -----------      ----------         -----------                ----------
Cash and cash equivalents, end of period                $  39,473        $ 68,575            $ 39,232                 $ 102,203
                                                       ===============   ============        ===========             =============


                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     ORGANIZATION AND NATURE OF BUSINESS The Circle K Corporation (the "Parent") is a holding company whose principal asset is its wholly-owned subsidiary, Circle K Stores Inc. ("Operating Company"). The Operating Company and its subsidiaries have as their principal line of business the operation of convenience stores, which consists primarily of retail sales of groceries, tobacco products, beverages, general merchandise and gasoline. These stores are primarily located in the "sunbelt" region of the United States. See Note 2 for discussion of the merger with Tosco Corporation.

     PRINCIPLES OF CONSOLIDATION The accompanying consolidated financial statements include the accounts of the Parent and the Operating Company (collectively the "Company"). All significant intercompany accounts and transactions have been eliminated. The equity method of accounting is used for an investment in an entity in which the Company has a 50% interest. Under the equity method, the original investment is recorded at cost and adjusted by the Company's share of earnings or losses of the entity and for declines in estimated realizable values deemed to be other than temporary.

     USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management estimates and assumptions that affect the reported amounts of assets and liabilities, the reported results of operations and disclosure of contingent assets and liabilities.

     RECLASSIFICATIONS Certain reclassifications have been made to prior year amounts to conform to current year classifications.

     STATEMENT PRESENTATION On July 26, 1993, the Parent acquired its predecessor (hereafter referred to as "Predecessor") (see Note 2). The financial statements for both the Company and Predecessor have been included herein and are delineated by a line between them.

     CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash items on hand in stores or in transit. As such, certain balances are not immediately accessible for investment purposes. Cash equivalents consist of highly liquid debt instruments purchased with original maturities of three months or less and are carried at cost, which approximates market. Checks outstanding in excess of offsettable cash balances are reclassified and included in accounts payable.

     INVENTORIES Inventories are stated at the lower of cost or market. The cost of store merchandise inventories is determined by the retail method and the cost of gasoline inventories is determined by the first-in, first-out method.

     ASSETS HELD FOR SALE Assets held for sale are carried at the lower of cost or realizable values which approximate estimated sales proceeds, less selling and carrying costs until the anticipated disposal date. The related environmental remediation liability associated with the assets held for sale is included in liabilities.

     PROPERTY AND EQUIPMENT Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives or, for assets under capital leases, the lease terms if shorter. The estimated useful lives average approximately twenty-five years for buildings, five years for store equipment, and ten to twenty years for gasoline storage equipment. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining lease term. Expenditures which materially increase values or extend useful lives are capitalized. Routine maintenance, repairs, and replacement costs are expensed.

     Interest costs related to construction-in-progress are capitalized as incurred. For the years ended April 30, 1996 and 1995, the Company capitalized interest of $575,141 and $313,855, respectively. No interest was capitalized for the periods ended April 30, 1994 or July 26, 1993.

     INTANGIBLES Intangibles, which consist principally of acquired trade name value, are amortized on a straight-line basis over thirty-five years. It is the Company's policy to periodically review and evaluate the recoverability of the acquired intangibles by assessing current and future profitability and cash flows and to determine whether the amortization of the balance over its remaining life can be recovered through expected future results and cash flows.

     OTHER ASSETS Debt issuance costs are amortized to interest expense over the term of the related indebtedness under the effective interest method. The Company capitalizes direct costs related to the development of computer software for internal use. Such costs are amortized over the estimated useful lives of the related assets.

     SUPPLIER ADVANCES Advances received in connection with supplier marketing or display allowances are amortized to income over the term of the respective arrangement based upon purchase levels.

     SELF-INSURANCE RESERVES The Company is self-insured up to certain limits for workers' compensation (in certain states), property damage and general liability claims. Accruals for loss incidences are made based on historical data and actuarial analysis. Actual self-insurance losses may vary from these estimates.

     POST-EMPLOYMENT BENEFITS The Company does not provide post-retirement benefits. Costs associated with benefits provided to former or inactive employees prior to retirement such as severance, disability and health care are accrued when the event occurs that gives rise to cessation of employment.

     OTHER REVENUES Other revenues consist primarily of lottery ticket commissions, money order fees, royalty and licensing fees under domestic and international licenses, and the equity in earnings of a joint venture.

     ADVERTISING AND PROMOTION EXPENSE Production costs of future media advertising are deferred until the advertising occurs. All other advertising and promotion costs are expensed over the fiscal year in relation to sales.

     EXCISE TAXES Excise taxes (in thousands) on gasoline gallons sold, included in sales and cost of sales, were $518,862 and $544,933 for the years ended April 30, 1996 and 1995, respectively. Excise taxes were $394,721 and $103,440 for the periods ended April 30, 1994 and July 26, 1993, respectively.

     INCOME TAXES On May 1, 1993, the Predecessor adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax laws (including rates) is recognized in income in the period that includes the enactment date.

     NET INCOME PER SHARE Net income per share is computed by dividing net income by the weighted average common shares and common share equivalents outstanding during the year. The treasury method is used in computing incremental common share equivalents which would result from exercise of outstanding stock options. Additionally, net income per share has been computed in accordance with Securities and Exchange Commission Staff Accounting Bulletin
(SAB) No. 83. The SAB requires that common shares issued by the Company in the twelve months immediately preceding a proposed public offering plus the number of common stock equivalent shares, which became issuable during the same period pursuant to the grant of stock options (using the treasury stock method) at prices substantially less than the initial public offer price, be included in the calculation of common stock and common stock equivalent shares as if they were outstanding for all periods presented. For the period ended April 30, 1994, income per share amounts reflect the March 1995 stock split (Note 15).

 2.      TOSCO MERGER AND OTHER ACQUISITIONS:

     TOSCO MERGER On May 30, 1996, Tosco Corporation ("Tosco"), pursuant to an Agreement and Plan of Merger dated as of February 16, 1996, as amended (the "Merger Agreement"), by and among Tosco, The Circle K Corporation ("Circle K") and Tosco Acquisition Sub, acquired Circle K by merger (the "Merger"). Pursuant to the Merger Agreement, Acquisition Sub was merged into Circle K and Circle K became a wholly-owned subsidiary of Tosco. As the result of the Merger, Tosco agreed to issue 0.6162368 shares of its Common Stock for each outstanding share of Circle K Common Stock, for an aggregate of 5,320,953 shares of Tosco Common Stock.

     Immediately prior to the Merger, Tosco acquired, for a combination of cash and Tosco Common Stock, 16,749,996 shares of Circle K Common Stock from certain stockholders of Circle K pursuant to a Stock Sale Agreement dated February 16, 1996, as amended, between Tosco and such stockholders (the "Stock Sale Agreement"). Pursuant to the Stock Sale Agreement, Tosco issued an aggregate of 1,171,132 shares of its Common Stock and paid approximately $432.6 million in cash.

     ACQUISITION OF PREDECESSOR On July 26, 1993, the Parent, through CK Acquisitions Corp., a wholly-owned subsidiary of the Parent ("CK Acquisitions"), acquired the Predecessor for $399.5 million plus transaction costs and the assumption of certain liabilities. The acquisition occurred concurrently with the Predecessor's emergence from reorganization (see Note 17 for a discussion of the Predecessor's reorganization under Chapter 11 of the U.S. Bankruptcy Code).

     The acquisition of the Predecessor was accounted for as a purchase and, accordingly, the results of operations of the Predecessor are included in the Company's consolidated statements of operations since the acquisition date, July 27, 1993. Because of the application of purchase accounting and the emergence from reorganization, the consolidated financial statements of the Predecessor for the periods ending before July 27, 1993 are not comparable to the financial statements for periods ending after July 26, 1993.

     The unaudited condensed pro forma consolidated results of operations of the Company, as if the acquisition and emergence from reorganization had occurred at the beginning of the year ending April 30, 1994, are as follows (in thousands, except share information):

Sales                                            $   3,272,787
Income from continuing operations before                18,351
extraordinary item
Net income                                              15,413
Income per common share:
         Income from continuing operations before
            extraordinary item                     $       .99
         Net income                                $       .83
         Weighted average common shares             18,527,046
            outstanding


     Pro forma adjustments consist principally of depreciation, interest and amortization of intangibles and changes in rent expense all arising from purchase accounting, along with income taxes, arising from the reorganization.

         The purchase price was allocated as follows (in millions):

Fair value of assets acquired                           $     960.7
Fair value of liabilities assumed                            (672.2)
                                                       ----------------------
Net assets acquired at fair value                             288.5
Intangibles (principally trade name)                          111.0
                                                        ----------------------

         Total purchase price                           $     399.5
                                                        ======================

     NON-RECURRING CHARGE The non-recurring charge of approximately $2.0 million was incurred in the attempted acquisition of National Convenience Stores Incorporated in October 1995. The charge includes the costs of investment bankers, legal counsel, and other direct costs.

3.       RECEIVABLES:

         Receivables consist of the following (in thousands):

                                                                   April 30,                       April 30,
                                                                      1996                            1995
                                                           --------------------------      --------------------------

Due from suppliers                                                  $   20,165                      $   16,562
State environmental trust funds                                         10,000                           4,000
(Note 11)
Tax settlement                                                           7,462                           6,880
Other                                                                   14,553                          10,020
                                                           --------------------------      --------------------------
                                                                        52,180                          37,462
Less allowance for doubtful                                             (1,062)                         (1,030)
accounts
                                                           --------------------------      --------------------------
                                                                    $   51,118                      $   36,432
                                                           ==========================      ==========================

     The tax settlement receivable relates to the Predecessor's treatment for federal income tax purposes of certain deductions as operating losses versus capital losses. The amount recorded represents the amount the Company expects to receive with accrued interest, net of Predecessor's federal retained tax liability.

4.       INVENTORIES:

         Inventories consist of the following (in thousands):

                                               April 30,                     April 30,
                                                 1996                          1995
                                        -----------------------      -------------------------

Merchandise                                   $   110,992                  $     96,857
Gasoline                                           45,890                        34,119
Other                                               2,423                         7,066
                                        -----------------------      -------------------------
                                              $   159,305                   $   138,042
                                        =======================      =========================

5.       ASSETS HELD FOR SALE:

     Assets held for sale at April 30, 1996 and 1995, amounting to $5.6 million and $9.3 million respectively, consist of closed stores or excess properties. These amounts are included in prepaid expenses and other current assets. As part of the Plan of Reorganization, the Company discontinued its wholesale gasoline distribution subsidiary in September 1994 and its manufacturing subsidiary in November 1993. No gain or loss was recognized on the disposal of these assets since they were carried at net realizable values in connection with the Acquisition and application of purchase accounting. The operating results of these subsidiaries are presented as discontinued operations, net of income taxes, on the consolidated statements of operations. Revenues from discontinued operations were $35,828 for the year ended April 30, 1995, $61,993 for the period ended April 30, 1994 and $20,254 for the period ended July 26, 1993.

     In November 1993, the Company sold all of its rights to the Circle K name in Japan to its Japanese license holder. The royalties receivable under these licensing rights had been collaterally assigned by the Predecessor to secure pre-petition borrowings outstanding from certain Japanese non-bank financial institutions. Pursuant to the sale agreement, the acquiring party assumed the liability for the outstanding borrowing and paid the Company $22.2 million for the remaining licensing rights.

6.       PROPERTY AND EQUIPMENT:

         Property and equipment consist of the following (in thousands):

                                               April 30,                     April 30,
                                                 1996                          1995
                                        -----------------------      -------------------------

Land                                          $   120,506                      $120,501
Buildings                                         106,541                        95,107
Store fixtures and                                320,598                       265,869
equipment
Leasehold improvements                             64,637                        60,828
Other equipment                                    13,636                        11,298
Construction in progress                           52,587                        37,175
Assets under capital leases                        81,845                        74,307
(primarily buildings)
                                        -----------------------      -------------------------
                                                  760,350                       665,085
Less accumulated
depreciation and amortization                    (145,709)                      (88,245)
                                        -----------------------      -------------------------
                                              $   614,641                   $   576,840
                                        =======================      =========================

     Accumulated depreciation and amortization, as presented above, includes accumulated amortization of assets under capital leases of $11.8 million and $7.3 million at April 30, 1996 and 1995, respectively.


                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 7.      OTHER ASSETS:

         Other assets consist of the following (in thousands):

                                                           April 30,                   April 30,
                                                             1996                        1995
                                                    -----------------------     -----------------------

State Environmental Trust                                  $   30,036                   $   21,577
Funds (Note 11)
Investment in joint venture                                    19,195                          ---
Debt issuance costs, net of
         accumulated amortization
         of $4,967 and $4,159 (Note 9)                          1,472                        2,076
Other                                                          23,533                       20,631
                                                    -----------------------     -----------------------
                                                           $   74,236                   $   44,284
                                                    =======================     =======================

     JOINT VENTURE On May 1, 1995, the Company formed a joint venture with Southguard Corporation, in which 105 of the Company's stores and 59 Southguard stores operate under the Circle K name in Texas and Oklahoma through a franchising arrangement with a subsidiary of the Operating Company. The Company's initial investment in the joint venture was equal to the net book value of the inventory, equipment, fee properties and leaseholds contributed to the venture, less contributed liabilities as defined by the contribution agreement. The Company's share of the joint venture net income for the year ended April 30, 1996 was $2.0 million and is included in other revenues in the Company's financial statements.

     The carrying cost of the Company's initial investment exceeded the related 50% share of the joint venture equity by approximately $8.7 million. In accordance with the equity method of accounting, the Company's excess investment was allocated to the underlying assets of the joint venture based on its fair value of such assets and is being amortized over the appropriate lives of the underlying assets.

8.       ACCRUED LIABILITIES AND MONEY ORDERS SOLD:

         Accrued liabilities consist of the following (in thousands):

                                                   April 30,                     April 30,
                                                      1996                         1995
                                            ------------------------     -------------------------

Salaries and bonuses                               $   22,253                    $   15,084
Vacations and benefits                                 10,073                        13,224
Rent and property taxes                                 9,503                        10,715
Environmental                                          26,000                        18,000
remediation (Note 11)
Workers' compensation                                  22,683                        11,485
General liability claims                                7,300                         9,503
Lottery payables                                        8,307                        13,796
Other                                                  28,815                        32,229
                                            ------------------------     -------------------------
                                                   $  134,934                    $  124,036
                                            ========================     =========================

     The Company maintains cash balances in excess of money orders sold and outstanding, in accordance with agreements with various state agencies which regulate the sale of money orders.


 9.      LONG-TERM OBLIGATIONS:

         Long-term obligations are as follows (in thousands):

                                               April 30,                     April 30,
                                                 1996                          1995
                                        -----------------------      -------------------------

Tranche A Term Loan                            $   61,504                    $   74,195
Revolving Credit Commitments                       34,000                           ---
Capital leases                                     72,723                        67,319
Real estate installment purchase                   56,088                        57,754
Other                                               1,019                           790
                                        -----------------------      -------------------------
                                                  225,334                       200,058
Less current portion                              (27,520)                      (22,571)
                                        -----------------------      -------------------------
                                               $  197,814                    $  177,487
                                        =======================      =========================

         SENIOR CREDIT AGREEMENT

     The Senior Credit Agreement, as amended in August 1994, was comprised of the following (in thousands):

Tranche A Term Loan                             $   100,000
Tranche B Term Loan                                  75,000
Revolving Credit Commitments                        125,000
                                             -------------------------
                                                $   300,000
                                             =========================

     On May 30, 1996, the Company repaid all the remaining amounts outstanding under the Senior Credit Agreement, including the Tranche A Term Loan and Revolving Credit Commitments in connection with the Tosco merger, described in
Note 2.

     The Senior Credit Agreement is collateralized by a pledge of the stock of certain of the Company's indirect subsidiaries as well as by receivables, property and equipment, inventories and intangibles. The Senior Credit Agreement is also supported by a guaranty by the Company pursuant to which the stock of the Operating Company is pledged to the lenders under the Senior Credit Agreement. The Tranche A Term Loan is payable in quarterly installments ranging from $2 million to $6 million plus interest at (A) the Eurodollar Rate plus 3/4%; or, at the option of the Company, (B) a rate that is the greater of: (i) the prime rate, (ii) the base CD rate plus 1% or (iii) the Federal funds Effective Rate plus 1/2% of 1% (the "alternate Base Rate"); with installments commencing October 31, 1994 through July 31, 1999. The Tranche B Term Loan accrued interest at the Eurodollar Rate plus 2%, or at the option of the Company, the Alternate Base Rate plus 3/4%.

     In March 1995, the Company used net proceeds of $95.3 million from its initial public offering to repay all of the remaining Tranche B indebtedness of $74.5 million and $21 million of Tranche A indebtedness. As a result of this early retirement of indebtedness, the Company recorded an extraordinary loss of $4.3 million, net of taxes of $3 million. No further amounts can be borrowed under the Tranche B component.

     In addition, the availability of the Revolving Credit Commitments was reduced by the issuance of Standby or Commercial Letters of Credit for the benefit of third parties. The Company was required to reimburse the issuing bank upon demand for any payment made by the issuing bank under such letters of credit. At April 30, 1996, letters of credit totaling $20.2 million were outstanding.

     The Senior Credit Agreement contains various financial covenants such as limitations on capital expenditures, minimum level of earnings before interest, taxes, and depreciation and amortization, minimum net worth and others. The Company's Senior Credit Agreement permitted payment of dividends during any fiscal year in an amount equal to the greater of $7,500,000 or 50% of net income for the preceding fiscal year.

     On November 1, 1993, an amendment to the original Senior Credit Agreement was executed which provided for the prepayment of $30 million of the Tranche A Term Loans and all $30 million of certain subordinated notes which were to mature June 30, 2001. The subordinated notes issued by the Company were held by AIBC, Investcorp Finance B.V. (AIBC), an affiliate of Investcorp, and were issued concurrent with the Senior Credit Agreement to provide financing in connection with the acquisition of the Predecessor. As a result of the prepayment of this debt, the Company recorded an extraordinary loss of $3.7 million, net of taxes of $2.6 million. The indebtedness was prepaid using cash generated from current operations as well as from the proceeds of the sale of the Company's Japanese trademark licensing rights (Note 5).

     CAPITAL LEASES For a description of the Company's leasing activities, see
Note 12.

     REAL ESTATE INSTALLMENT PURCHASE In the year 2007 the Company will receive title to approximately 200 convenience stores, which it currently operates in various states. Payments under the agreement have been discounted at 9%. The remaining principal value at April 30, 1996 was $56.1 million of which $2.2 million is current.

     Maturities of long-term obligations (excluding capital leases and the Senior Credit Agreement) for the years ending April 30 are as follows (in thousands):

                     1997                       $   2,116
                     1998                           2,312
                     1999                           2,527
                     2000                           2,551
                     2001                           2,756

                    THE CIRCLE K CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 10.     OTHER LIABILITIES:

         Other liabilities consist of the following (in thousands):

                                                   April 30,                     April 30,
                                                      1996                         1995
                                            ------------------------     -------------------------
Environmental remediation (Note 11)                $   48,204                    $   59,796
Predecessor retained taxes                             26,816                        30,283
Contract liability                                     41,885                        42,387
Workers' compensation                                  11,285                        44,765
General liability claims                               19,411                        16,460
Deferred income tax liability                          10,249                         2,728
Environmental
    remediation settlement (Note 11)                   10,879                         9,652
Other                                                  52,828                        41,217
                                            ------------------------     -------------------------
                                                   $  221,557                       247,288
                                            ========================     =========================

     The Predecessor retained pre-petition tax liabilities are payable based upon a ten-year amortization over a six-year term with a balloon payment in the final year. Interest accrues at the rate of 8% per annum and is payable annually.

     During the fourth quarter of fiscal 1996, operating and administrative expenses include a benefit of $6.7 million from the projected reimbursements from a workers' compensation trust fund.

11.      ENVIRONMENTAL COMPLIANCE:

     The Company is subject to environmental laws and regulations which include obligations to remove or mitigate the effects on the environment of petroleum releases from the Company's underground gasoline storage tanks (UST). The Company has established accruals for those sites where it is probable that a release has occurred and the amount of the loss can be reasonably estimated. The Company adjusts its accruals based on new incidents and updated information and is impacted by a number of factors including changes in remedial technologies, new developments and interpretations of government policy, soil and groundwater conditions, and other factors. At April 30, 1996, the Company had environmental remediation accruals for sites where contamination had been detected of approximately $60 million. The Company expects to incur substantially all of these estimated remediation costs over the next five fiscal years.

     For sites with known contamination, the Company has recorded an asset related to estimated future claims for reimbursements of remediation costs from various state trust fund programs totaling $40 million, which is included in other assets and receivables in the accompanying financial statements. At April 30, 1996, all 28 states in which the Company operates stores have enacted trust fund legislation. These trust funds are governed by differing state-specific rules and vary in their overall benefit to the Company. The trust fund programs have been submitted to or approved by the EPA, many of which include third-party compensation. The available trust fund programs require the Company to pay fees or collect taxes to pay for remediation activities. The asset related to estimated trust fund reimbursements recorded by the Company at April 30, 1996, as discussed above, is only for those states in which trust funds are currently reimbursing applicants and in which the Company believes future reimbursement is probable.

     The Company also accrues for probable remediation costs that it estimates it will incur as it implements its tank upgrade program to comply with federal and state regulations. This estimate is based on subsurface activities, tank data and results at current remediation sites. The Company estimates these projected expenditures will approximate $14 million. The Company expects to incur substantially all of these projected expenditures over a five-year period after the related sites are upgraded.

     Under a State of Florida trust fund program established to pay for remediation costs at UST sites, the Company is able to assign its rights to reimbursements from the trust fund to the contractors performing the remedial work. If the contractors are not paid by the trust fund within 24 months, then the Company will make the payment and await reimbursement from the trust fund. The estimated remediation cost for all Company sites in the Florida program is approximately $40 million. In April 1995, the State of Florida modified the program and prioritized sites based on the extent of contamination and other factors. Remedial activity at priority sites will continue and is eligible for reimbursement. Remedial work at non-priority sites was halted and applications for reimbursements at these sites are currently being submitted. At the present time, applications are being paid within 20 months of submission; however, due to the changes in the program and the resulting increase in applications being submitted for non-priority sites, it is anticipated that payment time will increase to 24 to 28 months. Nevertheless, once non-priority applications have been processed, management believes that the reimbursement time period will decrease below 24 months.

     The following table represents the remediation expenditures (in thousands) made and reimbursements received for all sites under remediation. The Company generally expects reimbursements within 18 to 24 months of the submission of the application for reimbursement.

                                                         The Company                                   Predecessor
                                 ------------------------------------------------------------    ------------------------
                                         Year                    Year                     Period from             Period from
                                        Ended                    Ended                    July 27, 1993            May 1, 1993
                                      April 30, 1996            April 30, 1995            to April                to July 26, 1993
                                                                                          30, 1994
                                 --------------------    ---------------------    ----------------------    ---------------------
Remediation payments               $   26,011               $   18,617                $    6,674                  $    1,382
Trust fund reimbursements               5,703                    1,609                     1,175                         265


     Environmental exposures are difficult to assess and estimate for numerous reasons including the complexity and differing interpretations of governmental regulations, the multiplicity of possible technologies and solutions, the years of remedial and monitoring activity required, and changes in the Company's strategic plans. While the Company believes that it has adequately provided for environmental exposures, should future remediation costs or trust fund reimbursements result in amounts unfavorable to the Company, they could have a material adverse effect on consolidated financial position and results of operations.

     The Company may spend approximately $60 million in capital expenditures in aggregate by December 1998 to comply with UST detection and prevention requirements. This amount is based on management's current plan to upgrade the Company's USTs to comply with these requirements and includes replacement of unprotected steel USTs greater than fifteen years old. The Company's estimated capital expenditures to comply with the UST requirements may increase if certain upgrade alternatives at particular sites cannot be implemented thus requiring the replacement of USTs at these sites.

     Under a settlement agreement with certain state environmental agencies prior to the Predecessor's emergence from Chapter 11 protection, the Company retained a liability of $17 million for the environmental remediation of certain leased stores which were rejected in the course of the bankruptcy proceedings. Annual payments ranging from $3.5 million to $6 million commence July 27, 1996. The payments have been discounted at 9% and their present value at April 30, 1996 is $14.9 million, of which $4.0 million is included in accrued liabilities.

12.      LEASES:

     The Company leases the majority of its stores and certain other properties and equipment. The store leases usually have primary terms of up to twenty-five years with one to three renewal options for additional five- to fifteen-year periods. Under certain of these leases, the Company is subject to additional rentals based upon a percentage of sales. The leases for other properties and equipment are for terms up to fifteen years. Most of the leases require that the Company provide for the payment of real estate taxes, repairs and maintenance and insurance.

     At April 30, 1996, future minimum rental payments due under operating and capital leases are as follows (in thousands):


                                                              Operating                      Capital
YEAR ENDING APRIL 30                                           Leases                        Leases
                                                      -------------------------     -------------------------
1997                                                          $   42,513                     $   16,927
1998                                                              40,638                         16,428
1999                                                              38,989                         12,478
2000                                                              37,293                          7,048
2001                                                              35,884                          5,501
Thereafter                                                       289,805                         81,729
                                                      -------------------------     -------------------------
Total minimum lease payments                                  $  485,122                        140,111
Imputed interest                                                                                (67,388)
                                                                                    -------------------------

Present value of net minimum                                                                     72,723
lease payments

Less current portion                                                                            (10,116)
                                                                                    -------------------------
Long-term portion                                                                            $   62,607
                                                                                    =========================

     Future minimum lease payments for non-cancelable operating leases have not been reduced by minimum sublease rentals of approximately $3.2 million due under non-cancelable subleases as of April 30, 1996. Minimum payments also do not include contingent rentals that may be paid under certain leases.

     Minimum lease rental expenses, contingent rental expense and sublease rental income for the following periods were (in thousands):

                                                  The Company                                                    Predecessor
                                    ------------------------------------------------------------     ------------------------
                                           Year                    Year                Period from                 Period from
                                           Ended                    Ended               July 27,                    May 1, 1993
                                           April                  April 30,              1993                       to July 26,
                                            30,                     1995                to April 30                      1993
                                           1996                                          1994
                                    -------------------     ---------------------    ----------------------    --------------------

Minimum lease rental expense          $   47,057                 $  50,858                 $  35,412                   $  10,674
Contingent rental expenses                 4,054                     3,741                     2,564                       1,011
Sublease rental income (net)                (692)                    (552)                     (908)                       (349)
                                    -------------------     ---------------------    ----------------------    --------------------

Net lease rental expense               $   50,419                 $  54,047                 $  37,068                   $  11,336
                                    ===================     =====================    ======================    ====================

     The Predecessor adopted FAS 109 as of May 1, 1993. The cumulative effect of the change in accounting for income taxes, determined as of that date, was not material to the consolidated statement of operations for the period of May 1, 1993 through July 26, 1993. The prior year financial statements have not been restated to apply provisions of FAS 109.

     The income tax expense (benefit) is as follows (in thousands):

                                                            The Company                                 Predecessor
                                      -------------------------------------------------------      --------------------
                                             Year                  Year               Period from      Period from
                                            Ended                 Ended               July 27, 1993     May 1, 1993
                                        April 30, 1996       April 30, 1995           to April 30        to July 26,
                                                                                        1994                1993
                                      ------------------    ------------------   --------------------  -------------------

Current:
     Federal                            $   22,480              $   13,026              $   11,938       $   ---
     State and local                         4,954                   1,404                   1,292           207
                                      ------------------    ------------------     -------------------   ---------------
   Total current                            27,434                  14,430                  13,230           207

Deferred:
     Federal                                  (361)                   (865)                 (3,354)          ---
     State and local                           282                   2,512                    (397)          ---
                                      ------------------     ------------------     -------------------- -----------------
    Total deferred                            (79)                  1,647                  (3,751)           ---

Income tax expense
from continuing operations before
  extraordinary item                        27,355                  16,077                   9,479                     207
   Income tax expense on discontinued
      operations                              ---                     199                     430                     ---
  Tax benefit of extraordinary item           ---                  (3,050)                 (2,639)                    ---
                                      ------------------    ------------------     --------------------     --------------------
                                        $   27,355               $  13,226               $   7,270            $          207
                                      ==================    ==================     ====================     ====================

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at April 30, 1996 and 1995 are as follows (in thousands):

                                        1996                            1995
                              ------------------     -------------------------
Deferred tax assets:
Self-insurance reserves              $   25,073                     $   32,492
Environmental remediation                13,738                         23,832
Employee-related costs                    9,000                            ---
Tax credit carryforwards                 10,451                          8,957
           Other                         22,114                         20,838
                             --------------------     -------------------------
                                         80,376                         86,119
Deferred tax liabilities:
Intangibles                             (23,496)                       (30,690)
Property and equipment                  (26,391)                       (26,106)
Other                                   (17,052)                       (15,964)
                              ------------------     -------------------------
Net deferred tax assets              $   13,437                     $   13,359
                            =====================     =========================


     Consolidated income tax expense differed from the amount computed by applying the U.S. federal income tax rate to income from continuing operations before income taxes for the periods as shown (in thousands):

                                                          The Company                                     Predecessor
                                    -------------------------------------------------------              --------------------
                                          Year                   Year                Period from          Period from
                                          Ended                  Ended               July 27, 1993        May 1, 1993
                                          April 30,              April 30,           to April 30,         to July 26,
                                          1996                   1995                1994                 1993
                                    -----------------     -------------------     --------------------    --------------------
Tax expense at the
  federal statutory rate              $   22,778             $   13,566                $    7,267              $    4,551
State and foreign taxes, net of            4,797                  2,774                     2,018                     207
  federal income tax benefit
Realized deferred tax asset                  ---                    ---                       ---                  (4,551)
Other                                       (220)                  (263)                      194                     ---
                                    -----------------     -------------------     --------------------    --------------------

                                      $   27,355             $   16,077                $    9,479              $      207
                                    =================     ===================     ====================    ====================

Federal statutory rate                        35%                    35%                       35%                     35%
                                    =================     ===================     ====================    ====================


         In connection with the purchase of the Predecessor, the final tax return was filed under Section 338 of the Internal Revenue Code and, as a result, all net operating loss carry-forwards and other tax credits of the Predecessor have been utilized, or are otherwise unavailable to the Company as of July 26, 1993.

         At April 30, 1996, the Company has an alternative minimum tax credit carry forward with no expiration date of approximately $10.5 million which is available to offset future regular income tax liabilities.

14.      FINANCIAL INSTRUMENTS:

         The Company does not believe that its financial instruments, primarily cash equivalents and receivables, are subject to significant concentrations of credit risk.

         The Company invests its excess cash in both deposits with major banks and other high quality short-term instruments. The investments generally mature within 30 days. At April 30, 1996, the majority of the Company's receivables related to rebates and allowances from certain of its vendors in connection with a wide variety of marketing programs, and receivables from major oil companies in connection with gasoline purchases by customers through the use of credit cards. These receivables are short-term in nature and are generally settled shortly after sale or in the following quarter. Bad debt losses, which have been minimal, have been considered in establishing allowances for doubtful accounts.

         The Company does not believe that it has any significant exposure to accounting loss other than that which is already reflected in the Company's Consolidated Financial Statements.

         The carrying value of cash and cash equivalents, receivables, accounts payable, accrued liabilities, and money orders sold approximates fair value due to the relatively short maturity of these financial instruments. Additionally, borrowings under the floating rate Senior Credit Agreement approximate fair value, and the real estate installment purchase obligation approximates fair value as the stated interest rate is similar to current rates offered to the Company for debt of the same remaining maturities.

15.      STOCKHOLDERS' EQUITY:

         INITIAL PUBLIC OFFERING
         On March 23, 1995, the Company completed a public offering of 6,500,000 common shares at $16 per share. The net proceeds of approximately $95.3 million were used to repay in part existing outstanding bank borrowings under the Senior Credit Agreement.

         Simultaneously with the public offering of its shares, the Company effected a 17.65-for-one stock split, consummated in the form of a stock dividend, and all prior classes of shares were converted to common shares.

         STOCK INCENTIVE PLANS
         On July 26, 1993, the Company established a Management Stock Incentive Plan (the "1993 Incentive Plan") for members of senior management, certain other officers, and key employees of the Company ("eligible Employees"). The Incentive Plan provides for the grant of options that qualify as incentive stock options ("ISOs") under the Internal Revenue Code, as amended, as well as options that do not qualify as ISOs ("Non-qualified Options") (collectively referred to as the "Options"). The Options are exercisable at the earlier of (i) an initial public offering, (ii) achievement of certain earnings targets, or (iii) 10 years from their issuance. Additionally, the Incentive Plan provides for the grant of stock appreciation rights and for the sale or grant of restricted stock. Under the Incentive Plan, 1,057,376 shares of common stock are reserved for grants. As a result of the initial public offering, grants of 809,138 shares became exercisable.

         In October 1994, the Company's Board of Directors approved the fiscal 1995 Stock Incentive Plan (the "1995 Incentive Plan") pursuant to which officers, directors and employees of the Company are eligible to receive stock-based awards. Awards under the Fiscal 1995 Incentive Plan are not restricted as to any specific form or structure and may include stock options, stock appreciation rights, phantom stock, restricted stock and performance shares. The maximum number of shares of Common Stock which may be issued pursuant to awards granted under this Plan is 3,088,750 shares and the maximum number of shares which may be issued to any one employee during any calendar year is 3,088,750 shares. Grants under the Plan are made at a price not less than the fair market value on the date of the grant.

         A summary of activity for the stock plans is as follows:

                                              1993 Incentive Plan      1995 Incentive Plan
                                             ---------------------     --------------------
                                             Number         Option     Number        Option
                                             of Shares      Price      of Shares     Price
                                             ---------      ------     ---------     ------
Fiscal 1994
     Granted                                 1,053,140      $  7.93        ---       $    --
     Exercised                                      --           --        ---            --
     Canceled                                   15,278         7.93        ---            --
     Outstanding, end of year                1,037,862         7.93        ---            --
     Exercisable, end of year                       --           --        ---            --
     Available for options, end of year         19,514           --        ---            --

Fiscal 1995
     Granted                                     3,530        15.30    1,389,324       13.60-16.00
     Exercised                                      --           --        ---            --
     Canceled                                   21,151         7.93        ---            --
     Outstanding, end of year                1,020,241   7.93-15.30    1,389,324             13.60
     Exercisable, end of year                1,016,711   7.93-15.30        ---            --
     Available for options, end of year         37,135           --    1,699,426          --

Fiscal 1996
     Granted                                    19,121        17.88        3,510             15.30
     Exercised                                 995,729   7.93-17.88      400,821       13.60-16.00
     Canceled                                      994   7.93-17.88       41,686       13.60-16.00
     Outstanding, end of year                   42,639   7.93-17.88      950,327       13.60-16.00
     Exercisable, end of year                   35,550   7.93-17.88      521,445       13.60-16.00
     Availale for options, end of year          19,008           --    1,737,602           --


         The options granted under the 1995 Incentive Plan will become exercisable one-third equally on October 31, 1995, April 30, 1996, and April 30, 1997.

         During fiscal 1996, 1,396,550 stock options were exercised of which 1,216,407 were exercised subsequent to the announcement of the Agreement and Plan of Merger with Tosco Corporation, discussed in Note
         2. In connection with the exercise of the 1,216,407 options, the Company received 388,166 shares of Circle K common shares as consideration toward the exercise of certain shares or to pay the participants applicable payroll taxes. Such shares are shown as treasury stock in the accompanying financial statements. In connection with the exercise of such options, the Company recorded a tax receivable and a corresponding increase directly to stockholders' equity of approximately $11.2 million representing the tax effects of compensation expense which will be reported by the Company in its calendar 1996 tax returns.

         In connection with the exercises, the participants sold to Tosco for cash, through an independent broker, a portion of the Circle K shares received upon exercise at prevailing market prices. As of April 30, 1996, Tosco had purchased 289,106 shares of the Company's common stock from stock option participants.

 16.     COMMITMENTS AND CONTINGENCIES:

         An action entitled BINH TRINH, ET AL. V. THE CIRCLE K CORPORATION is pending in the United States District Court for the Southern District of Texas, Houston Division. The suit is brought by sixteen former employees of Vietnamese nationality, and alleges they were the subject of wrongful discrimination because they are Vietnamese. The suit is brought under 42 U.S.C. Sections 1981 and 2000e. Summary judgment on behalf of the Company was granted as to six of the plaintiffs. The six plaintiffs have a motion to reconsider pending, which the Company intends to vigorously oppose. In May 1996, a jury awarded four of the plaintiffs approximately $2.2 million dollars in actual damages and $16 million in punitive damages. Judgment has not yet been entered, and the Company intends to file prejudgment motions, including a motion that Title VII's cap on damages should apply (which limits the award to $300,000 for compensatory and punitive damages for each plaintiff, in addition to back pay awarded). To the extent required, the Company intends to appeal the verdict to the appellate courts and aggressively pursue its reversal. The Company believes that the trial court or an appellate court will apply Title VII's statutory cap, reducing the total jury award to about $1.4 million, or will otherwise reduce the size of the damages award. There remain six plaintiffs whose cases have not been set for trial. If tried, the Company intends to vigorously oppose those claims. Based on this litigation, the Company provided $2 million in the fourth quarter of 1996 to cover its estimated exposure; however, the exact amount of the ultimate loss may vary depending upon future developments in the cases.

         The predecessor to the Company (the "Predecessor") emerged from Chapter 11 with a confirmed Plan of Reorganization (the "Plan") on July 26, 1993, and the Plan was substantially consummated on that date. The following matter relates to the confirmed Plan: S.N. Phelps & Co., Inc., Commonwealth Oil Refining Co., Inc. and Realmark Holdings, Inc. (The "Phelps Group") filed an action in the Bankruptcy Court seeking to revoke the confirmation order on the grounds that it was procured by fraud. The alleged fraud relates to the participation by the Predecessor's management in a post-confirmation stock incentive program that the Phelps Group maintains was not adequately disclosed. On June 1, 1994, the Bankruptcy Court dismissed the action as moot. On September 23, 1994, the Bankruptcy Court granted the Phelps Group's motion to further amend its complaint, pursuant to Section 105 of the Bankruptcy Code, to seek additional remedies other than revocation. The Company's motions for summary judgment on a dismissal of the amended complaint were denied on March 9, 1995. On May 23, 1995, a motion for intervention and to proceed as a class action was filed by a former bondholder of the Predecessor. The bondholder alleges to represent the $40 million in bonds of the Predecessor not represented by the Phelps Group. On August 30, 1995, the Court granted the motion for intervention; class action status has not yet been decided. The litigation is complex, and the ultimate outcome cannot presently be determined. Furthermore, management is unable to predict a potential range of monetary exposure, if any, to the Company.

         In conjunction with the Tosco Merger (Note 2), the obligations of the Binh Trinh and Phelps Group matters have been assumed by the selling shareholders.

         On January 10, 1996, an action entitled THE COCA-COLA COMPANY V. CIRCLE K STORES INC. was filed against the Company by The Coca-Cola Company ("Coke") in the United District Court for the Northern District of Georgia. Coke alleges that the Company wrongfully terminated an agreement under which its convenience stores sold Coca-Cola fountain products on a virtually exclusive basis. On March 8, 1996, the District Court denied Coke's motion for a preliminary injunction, ruling that Coke had not demonstrated a likelihood of success on the merits of the case. On March 28, 1996, Coke appealed that ruling. Alternatively, Coke is seeking to recover damages in excess of $12 million. The Company is seeking a judicial determination that it had an express right to terminate the agreement or, alternatively, that the agreement will expire by its own terms in January 1997. This litigation is progressing and the Company intends to defend its position vigorously. The outcome of the litigation is not currently predictable.

         A series of actions have been filed against the Company in Idaho state courts entitled VERNITA BUNCH AND HELEN LEWIS V. CIRCLE K CORPORATION (Bannock County), RHONDA TERRELL V. CIRCLE K CORPORATION (Ada County) and CONSTANCE CLARK, ET. AL. V. CIRCLE K CORPORATION (Ada County). These cases involve former employees who allege they have been discriminated against and terminated due to their gender and age. Discovery is underway in all three cases. The Company's motions for summary judgment based upon releases signed by the plaintiffs have been denied in the first two cases. Plaintiffs in the Clark action are attempting to certify that case as a class action on behalf of themselves and others similarly situated. A hearing was held on class certification on May 28, 1996. Certification of the class was granted. These cases are in preliminary stages of discovery and the Company intends to defend its position vigorously. The outcome of this litigation is not currently predictable.

         An action entitled JANET JACKIM V. CIRCLE K STORES INC., ET AL was filed against the Company by a former Vice President. The Plaintiff alleges wrongful discharge, gender discrimination, sexual harassment, breach of contract, and various associated tort claims. The discovery period is nearly complete. The court has dismissed Plaintiff's claim that she was improperly denied more than $100,000 in vacation pay, as well as the Plaintiff's claim that she was retaliated against and eventually discharged because she had requested maternity leave. The Company intends to file a motion for summary judgment before the end of July. The outcome of this litigation is not currently predictable.

         GENERAL LITIGATION
         In addition to the above matters, the Company is a party to other legal proceedings and claims which have arisen in the ordinary course of business. Management does not believe the outcome of these other legal matters will have a material effect on the Company's results of operations, cash flows or financial position.

 17.     PREDECESSOR REORGANIZATION PROCEEDINGS:

         On May 15, 1990, the Predecessor and its domestic subsidiaries (the "Debtors") filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona (the "Court"). On June 16, 1993, the Court approved and confirmed the Debtors' Plan of Reorganization, and the Plan was substantially consummated on July 26, 1993. In general, the Plan of Reorganization provided for resolution of all outstanding claims against the Debtors as of July 26, 1993, as well as resolution of certain other legal disputes, in exchange for cash. All previously outstanding debt and equity securities of the Predecessor were canceled, and 1,000 new shares of stock were issued, which were purchased by CK Acquisitions. A limited number of disputed claims were not funded at the acquisition date due to their small face amounts. Amounts allowed, if any, on these claims have been or will be paid by the Company. The Company believes the maximum financial exposure on these unfounded claims is not material.

18.      EMPLOYEE BENEFIT PLANS:

         The Company has a savings plan which is administered by trustees, all of whom are officers of the Company. Employee contributions to the plan are tax deductible under Section 401(k) of the Internal Revenue Code. The Company matches certain employee contributions. The Company contributed $1.6 million, $1.5 million, $1.1 million and $0.3 million for the periods ended April 30, 1996, April 30, 1995, April 30, 1994 and July 26, 1993, respectively.

         In July 1994, the Company adopted an elective non-qualifying deferred compensation plan, under which participants can defer up to 50% of their base salaries and 100% of their cash bonuses for any given year. Interest accrues on the deferral and amounts due to the participants are generally payable upon retirement, except in certain limited circumstances. The amount payable by the Company at April 30, 1996 is $1.3 million.

19.      RELATED PARTY TRANSACTIONS:

         In connection with the acquisition of the Predecessor, the Company issued $30 million in junior subordinated indebtedness to AIBC (see
         Note 9). The Company paid interest on the subordinated notes of approximately $1.3 million. In addition, the Company paid $1.5 million as a prepayment fee when the indebtedness was repaid.

         In connection with the acquisition of the Company, CK Acquisitions entered into various agreements with affiliates of Investcorp. These included (i) a Financing Advisory Agreement, pursuant to which Investcorp International Inc. ("III") received a fee of $3,250,000 for certain advisory and related services rendered by III in arranging financing for the Acquisition, (ii) a Bankruptcy Services Advisory Agreement, pursuant to which III received a fee of $2,275,000 for certain advisory and related services rendered by III in connection with the Chapter 11 proceedings and the preparation of the Plan of Reorganization, (iii) a Real Property Advisory Services Agreement, pursuant to which III received a fee of $5,000,000 for certain advisory and related services rendered by III in connection with the negotiation of certain rent and lease concessions in respect of real property leased by the Predecessor and (iv) an International Services Advisory Agreement pursuant to which Investcorp Securities Limited, an affiliate of Investcorp ("ISL"), received a fee of $100,000 for certain advisory and related services rendered by ISL with respect to an evaluation of the assets of the Predecessor located outside of the United States. All of these fees were paid at the closing of the Acquisition on July 26, 1993.

         CK Acquisitions also entered into an agreement for Management Advisory and Consulting Services with III pursuant to which CK Acquisitions agreed to pay III consultancy service fees of $3,750,000 for the five-year term of the agreement. Upon the execution of this agreement on July 26, 1993, CK Acquisitions made an initial payment of $2,250,000 covering the first three years of the term. The Company, as successor to CK Acquisitions, is required to make quarterly payments of $187,500 commencing on July 1, 1996, for the remainder of the term. The Company recorded a management fee expense of $750,000 for each of the periods ended April 30, 1996 and 1995, respectively. This agreement was terminated upon the merger with Tosco (Note 2).

20.      SUPPLEMENTAL CASH FLOW INFORMATION:


                                                                   The Company                          Predecessor
                                                     ---------------------------------------------      -----------
                                                     Year             Year           Period from        Period from
                                                     Ended            Ended          July 27, 1993      May 1, 1993
                                                     April 30,        April 30,      to April 30,       to July 26,
                                                     1996             1995           1994               1993
                                                     --------         ---------      -------------      -----------

Cash paid during the year for (in thousands):
  Interest, net of amounts capitalized             $ 23,829         $ 31,183      $ 17,900              $ 3,826
  Income taxes                                       18,801           17,319        18,495                1,386

Scedule of non-cash investing and
  financing activities (in thousands):
     Equipment acquired under capital leases         20,444           19,470         5,127                  --
     Net assets conributed to joint venture          17,943             --            --                    --
     Treasury shares received upon exercise
       of stock options                              11,818             --            --                    --
     Tax benefits receivable upon exercise
       of stock options                              11,184             --            --                    --


Pro Forma Financial Information

The Pro Forma financial information specified in Article II of Regulation S-X are attached hereto.

     The following pro forma combined balance sheet of Tosco as of March 31, 1996 and the combined statements of operations for the three months and year then ended, give effect to (i) the purchase of an aggregate of 16,749,996 shares of Circle K Common Stock following the financing of the cash to be paid pursuant to the Stock Sale Agreement and (ii) the acquisition of the remaining shares of Circle K Common Stock pursuant to the Merger Agreement, including shares expected to be issued upon the exercise of outstanding options. The pro forma balance sheet assumes that the transactions occurred as of the balance sheet date. The pro forma combined statements of income gives effect to these transactions as if they had occurred at January 1, 1995 The pro forma combined financial statements may not be indicative of the results that actually would have occurred if the Merger had occurred at January 1, 1995 or the results which may be obtained in the future. The pro forma combined statements of operations do not reflect the possible improvement in operating contribution or the planned reduction in operating and administrative costs expected from the consolidation of the Seattle, Washington office of Tosco with the Phoenix, Arizona office of Circle K, net of non-recurring costs of consolidation. The information resented herein should be read in conjunction with the separate historical consolidated financial statements of Tosco and Circle K previously filed.

Tosco Corporation
Pro-Forma Combined Balance Sheet
As of March 31,1996
(In thousands, except per share amounts)
(Unaudited)

                                                 Historical (Notes A)
                                              --------------------
                                      Tosco      Circle K     Consolidated     Pro-Forma    Adjustments Eliminations  Pro-Forma
                                      -----      --------     --------------   ------------  --------- ------------  ----------
Cash, cash equivalents, short-term
  Investments and deposits           $ 60,973   $ 39,473      $ 100,446        ($4,261)(a)   (5,300)(b)              $ 84,247
                                                                                (6,638)(d)

Other Current assets                  854,500    252,460      1,106,960                                               1,106,960
                                     --------   --------      ----------        ----------   ----------   --------    ---------
  Total current assets                915,473    291,933      1,207,406        (10,899)      (5,300)                  1,191,207

Property and equipment              1,036,882    614,641      1,651,523                                               1,651,523

Investment in Circle K                  7,714                     7,714          4,261(a)      6,638(d)    (313,338)
                                                                               492,399(b)   (469,508)(g)
                                                                               271,834(c)

Intangibles, net of acc,amortization   57,062    117,055        174,117          4,800(c)     469,508(g)                649,868
                                                                                 1,443(f)

Other long-term assets                119,286     74,236        193,522          2,867(b)      (1,443)(f)                194,946
                                      --------   -------        ----------       ---------     ----------   ----------   -------
Total Assets                         $2,136,417 $1,097,865     $3,234,282      $766,705          ($105)    ($313,338) $3,687,544
                                     ========== ==========     ===========     ===========     ==========  ========== ==========

Current liabilities                    $656,004  $337,636        $993,640                                                $993,640
Current maturities of long-term
    obligations                            771    27,520          28,291                         (14,644)(f)              13,647
                                      --------  --------        ---------       -----------    ------------              --------
                                       656,775   365,156        1,021,931                        (14,644)               1,007,287

Long-term obligations                  738,122   197,814          935,936        435,436(b)      (87,860)(f)            1,386,016
                                                                                 102,504(f)

Other liabilities                       96,440   221,557          317,997                                                 317,997

Shareholders' equity
  Common Stock                          29,757       256           30,013             878(b)        3,991(c)     (256)     34,626

Additional paid in capital             641,231   260,362          901,593          58,952(b)         (500)(e)  (260,362)  967,526
                                                                                  267,843(c)

Retained earnings                        45,925   64,538          110,463                                       (64,538)   45,925

Reductions from capital                (71,833)  (11,818)         (83,651)                                       11,818   (71,833)
                                      ---------  --------        ----------       -----------       ----------    --------  -------
                                      645,080    313,338          958,418         327,673            3,491      (313,338) 976,244
                                      ---------  --------        -----------     ------------        ---------  --------- -------

Total liabilities and equity          $2,136,417 $1,097,865      $3,234,282      $865,613          ($99,013) ($313,338) $3,687,544
                                      ========== ==========      ==========      ========          =========  ========= ==========

     Pro-forma adjustments:

(a) Record Tosco's acquisition, subsequent to March 31, 1996, of 136,974 shares of Circle K Common Stock for $4,261 million. Tosco purchased, at prevailing market prices, a portion of the Circle K shares received upon exercise of vested options. Tosco purchased an aggregate of 394,532 shares of Circle K Common Stock for $11.975 million from the date of the Merger announcement through the Merger date.

(b) Record purchase of 16,749,996 shares of Circle K Common Stock from the Selling Shareholders for $25.825 per share in cash and 1,171,132 shares of Tosco Common Stock valued at $3.572 per share of Circle K Common Stock (total value of $29.397 based upon the average of the closing prices of Tosco Common Stock during the ten consecutive trading days ending May 28, 1996 of $51.0875 per share (the "Average Stock Price"). Cash proceeds of $432.569 million were generated from the issuance of $240 million of 7-5/8% senior unsecured notes due 2006, not of discounts and fees totalling $2.867 million, with the balance from cash borrowings from Tosco's working capital facility.

(c) Record issuance of 5,320,953 shares of Tosco Common Stock in exchange for shares of Circle K Common Stock held by Exchanging Shareholders.
     Based upon the Average Stock Price, the value per share of Circle K Common Stock to the Exchanging Shareholders was $31,482.

(d) Records cancellation of 390 and 436,913 options which were not exercised or did not vest, respectively, prior to the consummation of the Merger for $6.638 million (equal to the product of such options multiplied by the excess of $29.00 over the exercise price per share of such options.

(e) Record costs of issuance of Common Stock ($.5 million) and other transaction costs of $4.8 million.

(f) Record retirement of $102.504 million of debt of Circle K from cash borrowings under Tosco's revolving credit facility and the write off of deferred financing costs related to the debt retired.

(g) Record merger of Circle K into Tosco Acquisition Sub. The purchase price of Circle K will be allocated to the assets and liabilities of Circle K based upon appraisals and other evaluations currently in progress. The above pro forma balance sheet does not reflect such allocations.

Note A - The historical balance sheets of Tosco and Circle K are as of March 31,
     1996 and April 30, 1996, respectively.

Tosco Corporation
Pro-Forma Combined Statement of Income
For the Year Ended December 31, 1995
(In thousands, except per share date)
(Unaudited)

                                    Historicals (Note A-1)
                                 ----------------------------------
                                                                                                    Pro-Forma
                            Tosco       Circle K        Consolidated      Pro-Forma Adjustments      (Note B)
                           -------      ----------     --------------    ----------------------    -----------

Sales                      $7,284,051   $3,540,531      $10,824,582       ($526,000)(h)             $10,298,582

Cost of Sales              (7,004,501)  (2,747,071)     ( 9,751,572)        526,000 (h)              (9,225,572)

Operating and selling,
 general and administrative
 expense                      (95,858)    (709,559)        (805,417)        (11,449)(i)                (816,866)

Interest expense, net         (56,253)     (26,547)         (82,800)         (29,854)    (287)(k)      (112,941)
                             ----------   ---------       ----------         ---------- ---------      ---------
                           (7,156,612)  (3,483,177)     (10,639,789)         484,697     (287)      (10,155,379)
                           -----------  -----------    -------------        ----------- ---------   ------------

Income before income taxes    127,439       57,354          184,793          (41,303)    (287)          143,203

Provision for income taxes    (50,381)     (23,956)         (74,337)          11,906(l)                 (62,431)
                            ----------    ---------        ----------        -----------  -------  -------------

Income before
  extraordinary item          $77,058      $33,398         $110,456          ($29,397)     ($287)      $80,772
                           ==========     =========      ==============       ==========  ========  ============

Earnings per share
  before extraordinary item:
    Primary:                    $2.06        $1.29                                                       $184 (m)
                                =====       ======                                                      =========
Fully diluted:                  $2.04        $1.29                                                       $1.83(m)
                                =====       ======                                                      =========

Pro-forma adjustments:

(h) Remove excise taxes of Circle K included in sales and cost of sales for consistency of presentation.

(i) Record amortization of $593 million of Circle K intangibles (primarily trademarks) over 40 years (the revised useful life over which the benefit of the intangible assets are expected to be realized).

(j) Record interest on $435.436 million of additional debt incurred to finance the acquisition. The acquisition was financed by the issuance of $240 million of 7-5/8% senior unsecured notes due 2006 and cash borrowings under Tosco's working capital facility.

(k)  Record amortization of debt financing costs over 10 year term of debt.

(l) Record income taxes on taxable pro-forma adjustments at Tosco's current effective tax rate of 39.5% No deduction has been taken on amortization of intangibles which will not be deductible for income tax purposes.

(m) Pro forma earnings per share are based on the number of common and common equivalent shares that would have been outstanding had the Merger occurred on January 1, 1995.

     Note A-1 - The historical statements of Tosco and Circle K are for the years ended December 31, 1995 and January 31, 1996, respectively.

Note B - The pro-forma income statement does not reflect the improvement in operating contribution anticipated from the merger or the possible reduction in operating and administrative costs expected from the consolidation of the Seattle office of Tosco with the Phoenix, Arizona office of Circle K, net of non-recurring costs of consolidation.

Tosco Corporation
Pro-Forma Combined Statement of Income
For the Three Months Ended March 31, 1996
(In thousands, except per share date)
(Unaudited)

                                    Historicals (Note A-2)
                                 ----------------------------------
                                                                                                    Pro-Forma
                                Tosco       Circle K        Consolidated      Pro-Forma Adjustments      (Note B)
                               -------      ----------     --------------    ----------------------    -----------
Sales                          $2,020,023    $902,166         $2,922,189       ($129,921)(h)             $2,792,268
Cost of Sales                  (1,937,412)   (706,886)        (2,644,298)        129,921 (h)             (2,514,377)

Operating and selling, general
 and administrative expense       (27,070)   (169,715)          (196,785)         (2,862)(j)               (199,647)

Interest expense, net             (15,923)     (6,847)           (22,770)         (7,464)(j)    (72)(k)     (30,306)
                               -----------    -------         ----------        --------      -----        --------
                               (1,980,405)   (883,448)        (2,863,853)        119,595        (72)     (2,744,330)
                               -----------   --------         ----------        --------      ------      ----------
Income before income taxes         39,618      18,718             58,336         (10,326)       (72)         47,938

Provision for income taxes        (15,652)     (7,880)           (23,532)          2,976 (i)                (20,556)
                                ----------    --------          --------        -------        -----       --------
Income before extraordinary item  $23,966     $10,838            $34,804         ($7,350)      ($72)        $27,382
                                ==========   ========           ========        ========       =====        =======

Earnings per share
  before extraordinary item
    Primary:                        $0.63       $0.42                                                         0.62(m)
                                   ======      ======                                                         ====
Fully diluted:                      $0.63       $0.42                                                         0.61(m)
                                   ======      ======                                                         ====


(h) Remove excise taxes of Circle K included in sales and cost of sales for consistency of presentation.

(i) Record amortization of $593 million of Circle K intangibles (primarily trademarks) over 40 years (the revised useful life over which the benefit of the intangible assets are expected to be realized.

(j) Record interest on $435.436 million of additional debt incurred to finance the acquisition. The acquisition was financed by the issuance of $240 million of 7-5/8% senior unsecured notes due 2006 and cash borrowings under Tosco's working capital facility.

(k)  Record amortization of debt financing costs over 10 year term of debt.

(l) Record income taxes on taxable pro-forma adjustments at Tosco's current effective tax rate of 39.5% No deduction has been taken on amortization of intangibles which will not be deductible for income tax purposes.

(m) Pro forma earnings per share are based on the number of common and common equivalent shares that would have been outstanding had the Merger occurred on January 1, 1995.

Note A-2 - The historical interim statements of Tosco and Circle K are for the three months ended March 31, 1996 and April 30, 1996, respectively.



                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                TOSCO CORPORATION


Dated:  August 12, 1996                            By:/s/ Jefferson F. Allen
                                                    ----------------------
                                                    Jefferson F. Allen,
                                                    Executive Vice President and
                                                    Chief Financial Officer